                                                                    EXHIBIT 99.1

                       CLAIRE'S COMPLETES ACQUISITION OF
               AFTERTHOUGHTS' ASSETS; NOVEMBER SALES INCREASE 13%



         PEMBROKE PINES, Fla., Dec. 2/PRNewswire/ -- Claire's Stores, Inc. (NYSE: CLE - NEWS) announced the completion of the acquisition of the assets of Afterthoughts from the Venator Group (NYSE: Z - NEWS) for $250 million. The acquisition will add approximately 768 stores to Claire's current store base.

         Claire's will now operate more than 3,000 fashion accessory and apparel stores in the United States, the Caribbean, Canada, Japan, the United Kingdom, Switzerland, Austria and Germany.

         Plans for the integration of Afterthoughts' operations into Claire's Stores' organization are firmly in place. Arthur Andersen Business Consulting has been engaged to assist in this process. They will advise Claire's on the integration of both companies' personnel, processes and technology in the areas of finance and administration, human resources, real estate/construction, store operations, MIS/distribution and merchandising. The goal is to pick the best processes and infrastructure from the two organizations and, as a result, improve overall performance.

         Rowland Schaefer, Chairman and Chief Executive Officer of Claire's, said, "We are extremely pleased to announce the completion of the acquisition of Afterthoughts' assets on December 1, as scheduled. Afterthoughts' sales and earnings for December and January will now be included in our Fiscal 2000 year-end results. As a result, we estimate our fourth quarter results may increase $.07 to $.09 per share."

         The company also announced sales for the four weeks ended November 27 increased 13 percent to $63,811,000 over $56,287,000 reported for the same period last year. Same store sales were flat for the comparable four week period. Sales for the first ten months of Fiscal 2000 increased 22 percent to $603,032,000 over sales of $493,349,000 for the comparable ten months of Fiscal 1999. Same store sales increased five percent for the ten months.

         This release contains "forward-looking statements" that represent the company's expectations or beliefs with regard to future events. These "forward-looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These factors include, without limitation, changes in consumer preferences, competition and economic conditions in the United States.



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

                                      CLAIRE'S STORES
                                  (MONTHLY SALES IN 000'S)*
                                 ---------------------------
REPORTING CHANGE                  FY 2000            FY 1999             TOTAL CHANGE           SAME STORE CHANGE
----------------                  -------            -------             ------------           -----------------
February                       $    46,807        $     36,032               30%                       12%

March                               69,013              49,824               39%                       21%

April                               54,674              45,635               20%                       5%

May                                 54,102              41,554               30%                       13%

June                                71,047              57,586               23%                       9%

July                                60,797              49,344               23%                       6%

August                              66,904              55,951               20%                       0%

September                           63,003              55,139               14%                      (4%)

October                             52,874              45,999               15%                      (2%)

November                            63,811              56,287               13%                       0%

----------------
*        Restated to reflect the disposition of Just Nikki, Inc.

         For more information:

                  Glenn Canary
                  Director of Investor Relations
                  954-433-3900
                  gcanary@prodigy.net
                  or
                  Sonia Rohan
                  Associate Director of Investor Relations
                  212-594-3127
                  sonia.rohan@claires.com

     Note: Other Claire's Stores, Inc. press releases, a corporate profile, the company's most recent 10-K and 10-Q reports and proxy statement are accessible through Claire's Stores' Internet home page: HTTP://WW.CLAIRESTORES.COM

         SOURCE Claire's Stores, Inc.

         Web Site:  http://www.clairestores.com

         Company News On Call:

         http://www.prnewswire.com/comp/174913.html or
         fax, 800-758-5804, ext. 174913



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